EXHIBIT 99.1 PRESS RELEASE ISSUED MARCH 29, 2004


FOR IMMEDIATE RELEASE
MARCH 29, 2004

                                  PRESS RELEASE

1.       Citizens Financial Announces 2003 Results


LOUISVILLE, KY-- March 29, 2004 -- Citizens Financial Corporation (NASDAQ-CNFL) today reported net income in the year ended December 31, 2003 of $712,000 or $0.42 per share, compared to a net loss of $2,572,000 or $1.50 per share in 2002. Premium income decreased 13% to $33,586,000 from 2002 while total revenues decreased 1%. For 2003, the Company realized pre-tax investment portfolio gains of $1,977,000 and a pre-tax loss from operations of $1,335,000. Shareholders' equity increased 17% to $20,833,000 as of year-end, with unrealized after-tax investment gains of approximately $2,372,000.

The pre-tax loss from operations in 2003 compared to a pre-tax loss of $859,000 in 2002. Declining premiums and increased mortality rates were the principal reasons for the deterioration in operating income. Premiums for the Company's Preneed products declined $4,888,000 or 27% while death claims increased $1,986,000 or 39%. General expenses were up 4% during 2003 compared to 2002.

Detailed financial information is available in the Company's Annual Report on Form 10-K for the year filed today with the Securities and Exchange Commission, which can be accessed at www.citizensfinancialcorp.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management's current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company's insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company's Form 10-K for the year mentioned above.

The  Company  expects to mail its 2003  Annual  Report to  Shareholders  in late
April.

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

                        For further information contact:
                                Len E. Schweitzer
                             Senior V.P. & Treasurer
                                 (502) 244-2420

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Citizens Financial Corporation
Results in tabular form:



                                     2.       Year ended December 31
                                   ---------------------------------------------
                                         2003                    2002
                                   ------------------      ---------------------
Revenues                              $  41,725,000           $ 42,102,000
Net Income (Loss) applicable
   to Common Stock                    $     712,000           $ (2,572,000)
Net Income (Loss) Per Share:          $        0.42           $      (1.50)


                                     3.       Selected Financial Position Data
                                   ---------------------------------------------
                                        2003                     2002
                                   ------------------      ---------------------
Total Assets                          $158,880,000            $148,442,000
Notes Payable                         $  7,133,000            $  7,779,000
Shareholders' Equity                  $ 20,833,000            $ 17,758,000
Shareholders' Equity per share        $      12.39            $      10.53